SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): August 1, 2008


                              STATION CASINOS, INC
                              --------------------
             (Exact name of registrant as specified in its charter)


      Nevada                       000-21640                          88-0136443
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(State or other jurisdiction      (Commission                   (I.R.S. Employer
of incorporation)                 File Number)               Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada                 89135
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(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number, including area code:  (702) 495-3000
                                                    ----------------------------

                                       N/A
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          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

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ITEM 4.02 (a) NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A
RELATED AUDIT REPORT OR COMPLETED INTERIM REPORT.

         On August 1, 2008, management of the Company recommended and the Audit Committee of its Board of Directors concluded that the Company's financial statements as of December 31, 2007 and for the period from November 8, 2007 through December 31, 2007 and for the three months ended March 31, 2008, should be restated to recognize the acquisition of an interest rate swap, with an approximate fair value of $42.7 million, associated with $1.36 billion of the Company's CMBS Loans, from Fertitta Colony Partners ("FCP") and eliminate the hedge accounting treatment related to such interest rate swap. As a result, the financial statements for the year ended December 31, 2007 and for the three months ended March 31, 2008, as well as management's report on internal controls and the related reports of the Company's independent registered public accounting firm, should no longer be relied upon.

         Prior to the consummation of the merger between FCP, the Company and a wholly-owned subsidiary of FCP on November 7, 2007 (the "Merger"), FCP entered into a deal-contingent interest rate swap in anticipation of the incurrence of floating rate debt on the CMBS Loan that was to be incurred by the Company in connection with the Merger. Upon consummation of the Merger and execution of the CMBS Loans, the Company acquired the interest rate swap from FCP. Upon acquisition of the interest rate swap, the Company recognized zero value for the interest rate swap and applied the "shortcut" method of cash flow hedge accounting under SFAS 133 which allowed for the assumption of no ineffectiveness. As such, there was no impact on the consolidated statement of operations from the changes in fair value of this interest rate swap. Instead, the changes in fair value of the instrument were recorded in "other comprehensive income". The Company recently concluded that the acquisition of the interest rate swap did not qualify for the "shortcut" method under SFAS 133 in prior periods because the fair value of the deal-contingent swap was not zero on the date the interest rate swap was transferred to the Company. Although management believes the interest rate swap transaction would have qualified for hedge accounting under the "long-haul" method, hedge accounting under SFAS 133 is not allowed retrospectively in connection with the acquisition of an interest rate swap because the hedge documentation required for the "long-haul" method was not in place at the inception of the interest rate swap.

         Based on our review, we believe that the interest rate swap arrangement has been and will continue to be an effective economic hedging instrument and that the restatement does not impact the economics of the hedge. Recognizing the acquisition of the interest rate swap in the consolidated balance sheet represents a reduction of $27.7 million, net of tax, to equity for the initial investment into the Company by FCP. Eliminating the application of cash flow hedge accounting results in recording the change in the fair value of the interest rate swap of $30.7 million for the period from November 8, 2007 through December 31, 2007 and $56.1 million for the quarter ended March 31, 2008 in "interest and other expense" on the consolidated statement of operations and not in "other comprehensive income", as previously reported. This change will have no impact on previously reported operating income or cash flows provided by operating activities. In addition, this is a non-cash charge and as such, will not effect the historical or future compliance with of any of the Company's debt covenants.

         The revised financial statements and selected financial data will be included, as applicable, in an amended Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and in an amended Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. We expect to file the amended documents concurrently with the filing of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

         Management of the Company and the Audit Committee of its Board of Directors have discussed the matters in this Current Report on Form 8-K with Ernst & Young LLP, the Company's independent registered public accounting firm.

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         Pursuant to the requirements of the Securities and Exchange Act of
1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           Station Casinos, Inc.



Date:    AUGUST 7, 2008                    By:  /s/ Thomas M. Friel
                                               ---------------------------------
                                               Thomas M. Friel
                                               Executive Vice President, Chief
                                               Accounting Officer and Treasurer